FORM 18-K/A
                                 AMENDMENT NO. 4
           For Foreign Governments and Political Subdivisions Thereof



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  ANNUAL REPORT

                                     of the

                              UNITED MEXICAN STATES
                              (Name of Registrant)


               Date of end of last fiscal year: December 31, 2001


                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)

--------------------------------------------------------------------------------
Title of Issues    Amount as to which registration is      Names of exchanges on
                               effective                     which registered
--------------------------------------------------------------------------------
      N/A                          N/A                              N/A
--------------------------------------------------------------------------------

   Name and address of person authorized to receive notices and communications from the Securities and Exchange Commission:



                            Edmundo Gonzalez Herrera
                   Financial Representative -- New York Office
                   Banco Nacional de Comercio Exterior, S.N.C.
                           375 Park Avenue, Suite 1905
                            New York, New York 10152

                                   Copies to:

                                 Wanda J. Olson
                       Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                            New York, New York 10006

*The Registrant is filing this annual report on a voluntary basis.

This amendment to the annual report of the United Mexican States on Form 18-K for the year ended December 31, 2001 comprises pages numbered 1 to 4 consecutively and incorporates by reference the following exhibits as filed with the SEC on January 16, 2003:

         Exhibit 1:        Recent Developments

         Exhibit 2:        Form of Sub-Authorization Certificate for U.S.
                           $2,000,000,000 of 6.375% Global Notes
                           due 2013, including the form of the Notes

         Exhibit 3: Terms Agreement dated January 9, 2003, between the United Mexican States and the Purchasers of 6.375% Global Notes due 2013

         Exhibit 4:        Names and Addresses of the Purchasers

         Exhibit 5: Opinion of Cleary, Gottlieb, Steen & Hamilton with respect to U.S. $2,000,000,000 6.375% Global Notes due 2013


         This amendment to the annual report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

                                 SIGNATURE PAGE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, the United Mexican States, has duly caused this annual report or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mexico, Federal District, Mexico on the 16th day of January, 2003.


                                    By: /s/ Alonso Garcia Tames
                                        -----------------------
                                        Alonso Garcia Tames
                                        Director General of Public Credit of the
                                        Ministry of Finance and Public Credit

This amendment to the annual report of the United Mexican States on Form 18-K for the year ended December 31, 2001 incorporates by reference the following exhibits as filed with the SEC on January 16, 2003:


                                  EXHIBIT INDEX



         Exhibit 1:        Recent Developments

         Exhibit 2:        Form of Sub-Authorization Certificate for U.S.
                           $2,000,000,000 of 6.375% Global Notes
                           due 2013, including the form of the Notes

         Exhibit 3: Terms Agreement dated January 16, 2003, between the United Mexican States and the Purchasers of 6.375% Global Notes due 2013

         Exhibit 4:        Names and Addresses of the Purchasers

         Exhibit 5: Opinion of Cleary, Gottlieb, Steen & Hamilton with respect to U.S. $2,000,000,000 6.375%
                           Global Notes due 2013